Exhibit 10-16

AMENDMENT NO. 1
TO
THE ENERGY EAST CORPORATION
DEFERRED COMPENSATION PLAN

         The Energy East Corporation Deferred Compensation Plan (the "Plan") is hereby amended effective January 1, 2005, pursuant to Article IX thereof, as follows:

         1. Section 2.11, Disability, is amended by adding the following sentence to the end thereof:

A Participant will be considered to be eligible for payment under the Plan resulting from a Disability only after the Participant has received payments from a Participating Employer's long-term disability plan for three consecutive months.

         2. Section 2.14, Hardship, is amended to replace the existing section with the following language:

2.14 "Hardship" shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

         3. A new definition is added immediately following Section 2.14 as follows. Subsequent defined terms in Article II are renumbered accordingly.

2.15 Key Employee shall mean an employee defined as a key employee under Section 416(i) of the Code. In general, this includes an officer of the Company earning over $135,000 (as adjusted as provided in Section 416(i) of the Code), a 5% owner of the Company or a 1% owner of the Company earning over $150,000. Key Employees will be determined on December 31 of each year, based on compensation earned in the plan year ending on such December 31. An Employee classified as a Key Employee as of such December 31st shall be considered a Key Employee for the twelve month period beginning the following April 1st.

         4. Section 3.3, Immediate Cash-Out of Ineligible Employee, is renamed "Top Hat Plan". In addition, the second sentence of such section is deleted in its entirety.

         5. Section 4.3, Newly Eligible Employees, is amended to add the following sentence after the first sentence of such Section:

With respect to a Participant who first becomes eligible for the Plan on or after May 31st of a Plan Year, the Participant's deferral election for the year may apply only to a portion of the Participant's total bonus that is equal to the total bonus compensation amount multiplied by the ratio of (i) the number of days remaining in the performance period (after the election) over (ii) the total number of days in the performance period.

         6.  Section 5.2, Method of Payment, is amended by replacing such section in its entirety with the following:

5.2 Method of Payment .Subject to the provisions of Section 5.5, distributions upon the earlier of the Participant's death, Disability or retirement shall be paid in the form of either a lump sum or in annual installments for a period of either five (5) or ten (10) years as soon as administratively feasible following the event. Each Participant must elect the form and time of distribution by completing a Deferred Compensation Election Form within thirty (30) days of the date on which a Participant becomes an Eligible Employee or elects to defer compensation pursuant to Article IV, whichever is later.

Solely with respect to amounts deferred into a Deferred Compensation Account prior to January 1, 2006, plus associated earnings, the Participant may change a prior election with respect to the form or timing of the distribution of his benefit by submitting a completed "Deferred Compensation Election Change Form" to the Administrator within the appropriate time period as specified by the Employer prior to January 1, 2006. An election to modify the form or timing of the payment of amounts contributed prior to January 1, 2006 is irrevocable and will take precedence over any prior payment elections submitted by the Participant. The modification of a prior payment election must be made at least twelve (12) months prior to the date distributions are scheduled to commence and must postpone the payment for at least five (5) years from the date distributions were originally scheduled to commence.

The form or timing of the distribution of amounts deferred after December 31, 2005 may not be modified. All amounts deferred to the Plan after December 31, 2005 will be paid in the same form and at the same time as elected by the Participant on the Deferred Compensation Election Form.

Subject to the restrictions of this section, any amounts deferred under a Predecessor Plan shall be paid in accordance with the terms of, and the elections made under, such Predecessor Plan.

         7. Section 5.3, Hardship Distribution, is amended by adding the following language at the end of the second sentence of such section:

"...and has exhausted the availability of funds through insurance or by liquidating the participant's assets (to the extent such liquidation would not itself cause hardship)."

         8. Section 5.3, Hardship Distribution, is further amended by adding the following language at the end of such section:

The amount of the Hardship distribution may not exceed the amount required to satisfy the emergency (including any amounts necessary to pay federal, state or local income taxes reasonably anticipated to result from the distribution).

         9. Section 5.4, Distributions on Death, is amended to replace the first sentence with the following:

Subject to the provisions of Section 5.2, in the event of a Participant's death before his Deferred Compensation Account has been distributed, distribution shall be made to the Beneficiary selected by the Participant in a single lump sum cash payment or in annual installments for a period of five years as elected by the Participant on the "Beneficiary Election Form".

         10. Section 5.5, Distribution on Change in Control, is deleted in its entirety and replaced with the following new language:

5.5 Key Employees. Notwithstanding the provisions of Section 5.2, the payment to a Key Employee of amounts credited to the Plan (including Earnings) after December 31, 2004 which are payable (pursuant to a prior election made by the Participant) within the first six months following termination of employment will be delayed until the earlier of (i) the beginning of the seventh month following the month of the Participant's termination of employment or (ii) the Key Employee's death. The first payment to such Key Employee (either a lump sum or first annual installment as previously elected) will be made as of the beginning of the seventh month (or the first of the month immediately following the month of death if earlier) following termination of employment and will be based on the value of the Participant's Deferred Compensation Account as of the date payments begin.

The six-month payment delay for Key Employees will not apply to payments following the death of the Participant.

         11. Section 9.1, Amendment and Termination, is amended to replace the fourth, fifth and sixth sentences of such section with the following:

If the Deferred Compensation Plan is discontinued with respect to future deferrals or if the Plan is completely terminated, Participants' Deferred Compensation Accounts and Employer Contribution Accounts shall be distributed in accordance with the provisions of Section 5.1.

         IN WITNESS WHEREOF, Energy East Corporation hereby executes this Amendment as of the 8th day of November, 2005.

ENERGY EAST CORPORATION

_/s/Michelle Taylor_____________________ Witness	By: /s/Richard R. Benson Richard R. Benson Vice President and Chief Administrative Officer